                                                                  Exhibit (d)(2)




                            STOCKHOLDERS' AGREEMENT

     STOCKHOLDERS' AGREEMENT, dated as of August 3, 2000 (the "Agreement"), between Securitas AB, a joint stock company organized under the laws of Sweden ("Parent"), Securitas Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Purchaser"), and the Stockholders of the Company (as defined below) whose names appear on Schedule I hereto (collectively, the "Stockholders").

                              W I T N E S S E T H:

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and Burns International Services Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Purchaser of a tender offer (the "Offer") to acquire all shares of the issued and outstanding Common Stock, par value $.01 per share of the Company (the "Company Common Shares") including the associated rights to purchase Series A Participating Cumulative Preferred Stock, at a price per share equal to the Per Share Amount (as defined in the Merger Agreement), and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger");

     WHEREAS, as of the date hereof, each Stockholder owns (beneficially and of record) the number of the Company Common Stock set forth opposite such Stockholder's name on Schedule I hereto (all such shares and associated rights now so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Shares");

     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that the Stockholders enter into this Agreement; and

     WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

     Terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Stockholders hereby agree as follows:

                                   ARTICLE I

                       TRANSFER AND VOTING OF SHARES; AND
                      OTHER COVENANTS OF THE STOCKHOLDERS

     SECTION 1.1.  Voting of Shares.  From the date hereof until the earliest to
                   ----------------
occur of (x) termination of this Agreement pursuant to Section 6.1 hereof, (y) the expiration of the Stock Option with respect to such Stockholder's Shares and
(z) the closing of any exercise of such Stock Option (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, each Stockholder shall vote his or her Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Restated Certificate or By-Laws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly.

     SECTION 1.2.  No Inconsistent Arrangements.  Except as contemplated by this
                   ----------------------------
Agreement and the Merger Agreement, each Stockholder shall not during the Term
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, or create or, except as set forth on Schedule I hereto, permit to exist any Encumbrance (as defined below) on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his or her obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided, that each Stockholder may at any time transfer any of such Stockholder's Shares to a Permitted Transferee, so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement. "Permitted Transferee" means (i) a Person to whom Shares are transferred by gift, will or the laws of descent or distribution, or (ii) (x) such Stockholder's spouse and descendants (whether natural or adopted), (y) any trust that is for the exclusive benefit of such Stockholder, any of the Persons described in clause (x) and/or any charitable foundation or organization and (z) any family partnership the partners of which consist solely of such Stockholder, such spouse, such descendants or such trusts.

     SECTION 1.3.  Proxy.  Each Stockholder hereby revokes any and all prior
                   -----
proxies or powers of attorney in respect of any of such Stockholder's Shares and constitutes and appoints Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the Term, as his or her true and lawful attorney and proxy (his or her "Proxy"), for and in his or her name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under the Company's Restated Certificate or By-Laws) and to vote each of such Shares as his or her Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign his or her name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware law may permit or require as provided in Section 1.1.

     THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

     SECTION 1.4.  Waiver of Appraisal Rights.  Each Stockholder hereby waives
                   --------------------------
any rights of appraisal or rights to dissent from the Merger.

     SECTION 1.5.  Stop Transfer.  During the Term, each Stockholder shall not
                   -------------
request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof).

     SECTION 1.6.  No Solicitation.  During the Term, each Stockholder shall
                   ---------------
not, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of this Agreement, each Stockholder shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     Each Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to any Takeover Proposal, and each Stockholder will immediately communicate to Parent the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision of this Section 1.6 to the contrary, if any Stockholder is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.2 of the Merger Agreement.

     SECTION 1.7.  Indemnification of Stockholders.  Parent will indemnify each
                   -------------------------------
Stockholder against all claims, actions, suits, proceedings or investigations, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of this Agreement or the performance by such Stockholder of his or her obligations hereunder and in the event of any such claim, action, suit, proceeding or investigation unless Parent shall have assumed the defense thereof as provided below, (i) Parent shall pay as incurred the reasonable fees and expenses of counsel selected by the Stockholder, which counsel shall be reasonably satisfactory to Parent, promptly as statements therefor are received, and (ii) Parent will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that Parent shall not be obliged pursuant to this Section 1.7 to pay the fees and disbursements of more than one counsel for all Stockholders in any single action except to the extent that, in the opinion of counsel for the Stockholders two or more of such Stockholders have conflicting interests in the outcome of such action. In the event any person asserts a claim against a Stockholder for which such Stockholder intends to seek indemnification hereunder, such Stockholder shall give prompt notice to Parent, and shall permit Parent to assume the defense of any such claim or any litigation resulting therefrom with counsel selected by Parent, which counsel shall be reasonably acceptable to such Stockholders; provided that such Stockholder may participate in such defense at his or her own expense, and provided further that the failure of any Stockholder to give notice as provided herein shall not relieve Parent of its obligations under this Section
1.7 except to the extent Parent is materially prejudiced thereby. Parent shall not, in the defense of any such claim or litigation, except with the consent of the Stockholder being indemnified, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Stockholder of a release from all liability in respect of such claim or litigation. Each Stockholder shall promptly furnish such information regarding himself or herself or the claim in question as Parent may reasonably request and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.


                                   ARTICLE II

                                TENDER OF SHARES

     SECTION 2.1.  Tender.  Each Stockholder shall validly tender (or cause the
                   ------
record owner of such shares to validly tender) such Stockholder's Shares pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, and not thereafter withdraw such tender. Each Stockholder hereby acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for such Stockholder's Shares in the Offer is subject to the terms and conditions of the Offer. For all his or her Shares validly tendered in the Offer and not withdrawn, each Stockholder will be entitled to receive the highest price paid by Purchaser pursuant to the Offer.

     SECTION 2.2.  Certain Warranties.  Without limiting the generality or
                   ------------------
effect of any other term or condition of the Offer, the transfer by Stockholder of the Shares to Purchaser in the Offer shall pass to and unconditionally vest in Purchaser good and valid title to the Shares, free and clear of all Encumbrances whatsoever.

     SECTION 2.3.  Disclosure.  Each Stockholder hereby authorizes Parent and
                   ----------
Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), his or her identity and ownership of the Company Common Shares and the nature of his or her commitments, arrangements and understandings under this Agreement.


                                  ARTICLE III

                                    OPTION

     SECTION 3.1.  Option Shares.
                   -------------

     (a) In order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder hereby grants to Parent or Purchaser, as Parent may designate (the "Optionee"), an irrevocable option (each such option, a "Stock Option") to purchase all, but not less than all, of such Stockholder's Shares (in such context, the "Option Shares") at a purchase price per share equal to the higher of (i) $21.50, and (ii) if the Offer is consummated, the highest price paid by Purchaser pursuant to the Offer (the "Exercise Price").

     (b) Each Stock Option may be exercised by the Optionee if (i) the Merger Agreement becomes terminable under circumstances that would entitle Parent to receive the Termination Fee pursuant to the first sentence of Section 8.2(b) of the Merger Agreement, (ii) the Offer is consummated but (due to failure by the Stockholder who has granted such Stock Option to tender validly and not withdraw) Purchaser has not accepted for payment or paid for all such Stockholder's Shares or (iii) Parent becomes entitled to receive the Termination Fee pursuant to the second sentence of Section 8.2(b) of the Merger Agreement.

     (c) Each Stock Option (i) shall become exercisable, in whole but not in part, on the date on which the first event referred to in Section 3.1(b) shall occur and (ii) shall remain exercisable until the date which is 30 days following the first such date on which such Stock Option becomes exercisable pursuant to clause (i) of this Section 3.1(c).

     (d) If the Optionee wishes to exercise a Stock Option it shall, prior to the expiration thereof, send a written notice to Stockholder identifying the time and place for the closing of such purchase at least three (3) but not more than ten (10) business days prior to such closing; provided that if, on the date of the scheduled closing, the conditions specified in clauses (x) and (y) below have not been satisfied, Optionee may postpone the closing until a date within five (5) business days after the date on which (x) all waiting periods under the HSR Act required for the purchase of the Option Shares upon such exercise shall have expired or been waived and all approvals of and consents to such purchase required under applicable foreign antitrust and competition laws shall have been obtained and be in full force and effect and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of such Stock Option pursuant to this Agreement. On the date of such closing, Parent shall deliver an amount in cash equal to the Exercise Price multiplied by the total number of Option Shares being acquired against delivery by each such Stockholder of all certificates representing such Option Shares, duly endorsed or accompanied by appropriate instruments of transfer. Upon such delivery by such Stockholders, good and valid title to such Option Shares shall pass to and unconditionally vest in Optionee, free and clear of all Encumbrances whatsoever.

     (e) In the event (i) a Stockholder's Shares are acquired by Parent or any of its affiliates upon exercise of a Stock Option or pursuant to the Offer and
(ii) within one year of the date of such acquisition Parent or any of its affiliates acquires 20% or more of the Company Common Shares from the Company's stockholders (whether by means of a new tender offer, open-market purchases, merger or otherwise), then such Stockholder shall be entitled to receive promptly thereafter, in respect of each of its Shares, the excess, if any, of the highest price paid by the Parent or any of its affiliates for the Shares acquired as described in clause (ii) of this Section 3.1(e) over the Exercise Price.

     (f) In the event the Stock Option is exercised and Parent or any of its affiliates sells or otherwise disposes in whole or in part of the Option Shares within one year of the date of such exercise, Parent shall pay promptly after the completion of such transaction, the Stockholders, in respect of each Option Share, an amount equal to the net proceeds received by Parent or any of its affiliates in respect of such sale or other disposition, less the sum of (i) the Exercise Price plus (ii) any additional amounts paid pursuant to Section 3.1(e). In the event the Stock Option is exercised and Parent or any of its affiliates sells or otherwise disposes in whole or in part of the Option Shares after the first anniversary but before the second anniversary of such exercise, Parent shall pay promptly after the completion of such transaction, the Stockholders, in respect of each Option Share, an amount equal to 50% of the net proceeds received by Parent or any of its affiliates in respect of such sale, less the sum of (i) the Exercise Price plus (ii) any additional amounts paid pursuant to
Section 3.1(e). If Parent or any of its affiliates receives consideration other than cash in any transaction contemplated in this Section 3.1(f), the value of such securities or other consideration shall be determined as of the date of the receipt thereof. If the Stockholders and Parent cannot within 15 days of receipt of such securities or other consideration agree as to its value, the value of such consideration shall be determined by agreement between two investment bankers, one of which has been designated by the Stockholders and the other by Parent. If such investment bankers are unable to agree as to the value of such securities or other consideration within 30 days after receipt thereof by the

Parent or its affiliates, such value shall be established by a third investment banking firm selected by the initial investment bankers. All costs of the third investment banking firm shall be shared equally by the Stockholders and Parent. The provisions of this Section 3.1(f) shall be void and of no further force or effect if Parent or any of its affiliates acquires 100% of the Company Common Shares pursuant to the Merger Agreement or otherwise.

     (g) Any payment made by Parent to a Stockholder pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by such Stockholder.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

     SECTION 4.1.  Due Authorization, etc.  Such Stockholder has all requisite
                   -----------------------
power and authority to execute, deliver and perform this Agreement, to appoint Purchaser and Parent as his or her Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Purchaser and Parent as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

     SECTION 4.2.  No Conflicts; Required Filings and Consents.
                   -------------------------------------------

     (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or approvals or consents required under applicable foreign antitrust or competition laws or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

     SECTION 4.3.  Title to Shares.  Such Stockholder is the sole record and
                   ---------------
beneficial owner of his or her Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than as set forth on Schedule I hereto and other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

     SECTION 4.4.  No Finder's Fees.  No broker, investment banker, financial
                   ----------------
advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder. Such Stockholder hereby acknowledges that he or she is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.


                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Stockholders as follows:

     SECTION 5.1.  Due Organization, Authorization, etc.  Each of the Parent and
                   -------------------------------------
Purchaser is a corporation duly organized and validly existing and, in the case of Purchaser, in good standing under the laws of the jurisdiction of its incorporation. Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchaser and Parent have been duly authorized by all necessary corporate action on the part of Purchaser and Parent, respectively. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

     SECTION 5.2.  Investment Intent.  The Optionee is acquiring each Stock
                   -----------------
Option and, if and when it exercises such Stock Option, will be acquiring the Option Shares issuable upon the exercise thereof for its own account for investment and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

                                   ARTICLE VI

                                 MISCELLANEOUS

     SECTION 6.1.  Termination.  This Agreement shall terminate and be of no
                   -----------
further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the Effective Time. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

     SECTION 6.2.  Further Assurance.  From time to time, at another party's
                   -----------------
request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

     SECTION 6.3.  Certain Events.  Each Stockholder agrees that this Agreement
                   --------------
and such Stockholder's obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all his or her obligations under this Agreement.

     SECTION 6.4.  No Waiver.  The failure of any party hereto to exercise any
                   ---------
right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder or, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 6.5.  Specific Performance.  Each Stockholder acknowledges that if
                   --------------------
such Stockholder fails to perform any of his or her obligations under this Agreement, immediate and irreparable harm or injury would be caused to Parent and Purchaser for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that each of Parent and Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent or Purchaser, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

     SECTION 6.6.  Notice.  All notices and other communications given or made
                   ------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     (a)  If to Parent or Purchaser:

     Securitas AB
     Berkshire House
     Feltham Corporate Centre
     3 Maple Way
     Feltham
     Middlesex TW13 7AW
     United Kingdom

     Attention:  President
     Facsimile:  +44 208 867 0007

     With a copy to:

     Dunnington, Bartholow & Miller LLP
     Promenade Office Park
     4165 East Thousand Oaks Boulevard
     Suite 101
     Westlake Village, CA 91362-3810

     Attention:  Frederick W. London, Esq.
     Facsimile:  (805) 374-1132

     (b) If to a Stockholder, at the address set forth below such Stockholder's name on Schedule I hereto.

     With a copy to:

     Davis Polk & Wardwell
      450 Lexington Avenue
     New York, NY 10017

     Attention:  Peter R. Douglas, Esq.
     Facsimile:  (212) 450-3336


     SECTION 6.7.  Expenses.  Except as otherwise expressly set forth herein,
                   --------
all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 6.8.  Headings.  The headings contained in this Agreement are for
                   --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 6.9.  Severability.  If any term or other provision of this
                   ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 6.10.  Entire Agreement; No Third-Party Beneficiaries.  This
                    ----------------------------------------------
Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 6.11.  Assignment.  This Agreement shall not be assigned by
                    ----------
operation of law or otherwise.

     SECTION 6.12.  Governing Law.  This Agreement shall be governed by, and
                    -------------
construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     SECTION 6.13.  Amendment.  This Agreement may not be amended except by an
                    ---------
instrument in writing signed by the parties hereto.

     SECTION 6.14.  Waiver.  Any party hereto may (a) extend the time for the
                    ------
performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 6.15.  Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be executed as of the date first written above.


                                 SECURITAS AB


                      By:          /s/ Thomas Berglund
                          -----------------------------------------------
                      Name:   Thomas Berglund
                      Title:  President and Chief Executive Officer


                      SECURITAS ACQUISITION CORPORATION


                      By:          /s/ Hakan Winberg
                          -----------------------------------------------
                      Name:   Hakan Winberg
                      Title:  Executive Vice President and Chief Financial
                              Officer

STOCKHOLDERS


     /s/ James J. Burke                     /s/ Terry L. Lengfelder
------------------------------------     ----------------------------------
         James J. Burke                     Terry L. Lengfelder


     /s/ John A. Edwardson                  /s/ Robert A. McCabe
---------------------------              ----------------------------------
         John A. Edwardson                  Robert A. McCabe


     /s/ Albert J. Fitzgibbons, III         /s/ Andrew McNally IV
------------------------------------     ----------------------------------
         Albert J. Fitzgibbons, III         Andrew McNally IV


     /s/ James M. Froisland                 /s/ James F. McNulty
------------------------------------     ----------------------------------
         James M. Froisland                 James F. McNulty


     /s/ Arthur F. Golden                   /s/ Alexis P. Michas
------------------------------------     ----------------------------------
         Arthur F. Golden                   Alexis P. Michas


     /s/ Nancy E. Kittle                    /s/ John D. O'Brien
------------------------------------     ----------------------------------
         Nancy E. Kittle                    John D. O'Brien


     /s/ Robert E. T. Lackey                /s/ S. Jay Stewart
------------------------------------     ----------------------------------
         Robert E. T. Lackey                S. Jay Stewart


     /s/ Dale W. Lang
------------------------------------
         Dale W. Lang

                                   Schedule I
                                   ----------

-------------------------------------------------------------------------------------------------------------------
Name                                       No. of Shares    Restricted Shares     Total Shares     Encumbrances
----                                       -------------    -----------------     ------------     ------------
-------------------------------------------------------------------------------------------------------------------
John A. Edwardson                               186,100                233,000         419,100
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
James J. Burke, Jr.                             143,134                      0         143,134
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Albert J. Fitzgibbons, III                       15,000                      0          15,000
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Arthur F. Golden                                      0                      0               0
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Dale W. Lang                                     20,000                      0          20,000
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Terry L. Lengfelder                               5,000(a)                   0           5,000(a)
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Robert A. McCabe                                  2,000(b)                   0           2,000(b)
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Andrew McNally IV                                30,000                      0          30,000
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Alexis P. Michas                                 52,775                      0          52,775
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
S. Jay Stewart                               8,500(c)                   0           8,500(c)
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
John D. O'Brien                            138,617(d)              21,800         160,417(d)
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
James  M. Froisland                          1,000                 10,000          11,000
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Robert E.T. Lackey                           1,288(e)              10,900          12,188(e)
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
James F. McNulty III                         6,982                 10,900          17,882
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------
Nancy E. Kittle                              5,000                  4,400           9,400
c/o Burns International Services
Corporation
200 South Michigan Avenue
Chicago, IL 60604
-------------------------------------------------------------------------------------------------------------------


(a)  1,000 shares indirect ownership
(b)  10,000 shares registered in wife's name
(c)  8,500 shares purchased 2/1/00 - prior to becoming a Director
(d)  1,500 shares registered in wife's name
(e)  288 shares in ESPP